Exhibit 99.1

ACADIA REALTY TRUST REPORTS FOURTH QUARTER AND FULL YEAR 2016 OPERATING RESULTS

RYE, NY (February 14, 2017) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter and year ended December 31, 2016. All per share amounts, below, are on a fully-diluted basis.

Acadia operates under a dual platform structure, which is comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to FFO and net income.

Highlights

•
Transactional Activity: During 2016 and year-to-date 2017, completed $1.1 billion of total transactions across the Core and Fund platforms; of this amount, $395 million was completed during fourth quarter 2016 and $19 million was completed subsequent to year end

•	Core Acquisitions: During 2016, acquired $627 million of urban/street-retail properties on a leverage neutral basis, of which $141 million closed during the fourth quarter

•	Fund Acquisitions: During 2016, Fund IV acquired $261 million of opportunistic and value-add investments, of which $196 million closed during the fourth quarter

•
Fund Dispositions: During 2016, Fund III completed $212 million of dispositions ($58 million closed during fourth quarter 2016), resulting in a blended 41% IRR and 3.4x multiple; additionally, Fund IV sold a $19 million property in January 2017, resulting in a 21% IRR and 2.5x multiple

•
Fund III Promote: During 2016, Fund III generated approximately $10 million ($0.13 per share) of net promote income for the Company; of this amount, approximately $3.4 million ($0.04 per share) was generated during the fourth quarter.

•	Acquisition “Dry Powder”:

•	Fund V: During 2016, raised $520 million of capital commitments for Fund V, which has approximately $1.5 billion of buying power; Fund V’s investment period began on August 10

•	Balance Sheet: During 2016, maintained conservative leverage levels by matchfunding $627 million of Core acquisitions with $479 million of equity, net of related costs

•
Earnings: Generated earnings per share (“EPS”) of $0.24 for the fourth quarter and $0.94 for the full year; funds from operations (“FFO”) per share of $0.39 for the fourth quarter, and FFO per share of $0.40 for the fourth quarter, before the deduction of $0.01 per share, for acquisition expenses

•
Core Portfolio Operations: Generated same-property net operating income growth, compared to 2015, of 3.7% for the fourth quarter and 3.4% for the full year; reported a leased rate of 96.3% as of year end

•
Dividends: During January 2017, paid a special cash dividend of $0.15 per share, which was sourced from profitable Fund asset sales; additionally, increased the regular quarterly dividend by 4% to $0.26 per share for the fourth quarter

“We had another strong year, with respect to both our transactional activity and our operating results,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Looking ahead, to 2017 and beyond, our differentiated core portfolio, which is largely concentrated in five key gateway markets, has a strong growth profile, driven by our 2016 acquisitions and opportunities to harvest embedded value within our existing portfolio. Complementing this, our buy-fix-sell fund platform continues to operate on all cylinders, as we profitably monetize our completed value-add projects and plant seeds for future profit-taking. With plenty of dry powder in each of our dual platforms, we like how we’re positioned.”

Financial Results

Net income for the quarter ended December 31, 2016 was $20 million, or $0.24 per share. This reflects the impact of $9 million, or $0.11 per share, of gains from dispositions of real estate and $1 million, or $0.01 per share, of acquisition expenses. Net income for the quarter ended December 31, 2015 was $9 million, or $0.13 per share.

Net income for the year ended December 31, 2016 was $73 million, or $0.94 per share, which includes $28 million, or $0.37 per share, of gains from two Fund property dispositions. Net income for the year ended December 31, 2015 was $66 million, or $0.94 per share, which included $21 million, or $0.29 per share, of gain from Fund property dispositions (including the sale of air rights at Fund II’s City Point development project).

FFO for the quarter ended December 31, 2016 was $34 million, or $0.39 per share, which includes $1 million, or $0.01 per share, of acquisition expenses. This compares to FFO for the quarter ended December 31, 2015 of $25 million, or $0.35 per share.

FFO for the year ended December 31, 2016 was $117 million, or $1.44 per share, which includes $5 million, or $0.06 per share, of acquisition expenses and $4 million, or $0.05 per share, of retirement expenses. For the year ended December 31, 2015 FFO was $112 million, or $1.53 per share, which includes $2 million, or $0.03 per share, of acquisition expenses and $9 million, or $0.13 per share, of gain from the sale of air rights at Fund II’s City Point development project.

TRANSACTIONAL ACTIVITY

Core Acquisitions

During 2016, the Company completed $627 million of previously-announced core acquisitions, of which approximately 70% were street retail and 30% were urban retail. All were completed within five key gateway markets - New York, NY; Chicago, IL; San Francisco, CA; Washington, DC; and Boston, MA - where more than 85% of Acadia’s total core portfolio is now concentrated.

As anticipated, during the fourth quarter, Acadia closed on the $141 million acquisition of 555 9th St, an urban retail property located in San Francisco.

Fund Acquisitions - Closed

During 2016, Acadia, on behalf of Fund IV, completed $261 million of opportunistic and value-add investments. Of this amount, $196 million was completed during the fourth quarter, as discussed below:

Northeast Grocery Portfolio, Various U.S. As previously reported, in October 2016, Fund IV acquired a portfolio of seven grocery-anchored shopping centers, totaling 1.1 million square feet, for $83 million. Additionally, Fund IV made a short-term, $9 million loan to the seller on an eighth grocery-anchored center (124,300 square feet), with an opportunity to purchase the property. The portfolio is located throughout the Northeast: Maine (five assets), Pennsylvania (two assets), and New York (one asset). The properties have excellent visibility and access to major thoroughfares and provide essential products and services to regional and urban areas. The grocery anchors include Hannaford, Price Chopper, and Shaw’s. The portfolio’s leased rate is 89%. This investment is consistent with the Fund platform’s high-yield opportunistic strategy.

717 N Michigan Ave, Gold Coast, Chicago, IL. As previously reported, in December 2016, Fund IV acquired a 61,600-square foot, four-story street-retail property, located in Chicago, IL, for $104 million. This flagship property anchors a prime corner of the Magnificent Mile, one of the nation’s premier shopping districts. Neighboring retailers include Saks Fifth Avenue, Zara, Tiffany & Co., Stuart Weitzman, and Brooks Brothers. The property is 25% leased to The Disney Store, who has operated at the property since 1999. Acadia intends to redevelop the balance of the property, which was previously occupied by Saks Fifth Avenue Men’s Store.

Fund Acquisitions - Pipeline

As previously reported, Acadia has entered into a contract to acquire a high-yielding shopping center, on behalf of Fund IV, for $35 million. Although no assurance can be given, this transaction is anticipated to close during the first quarter 2017.

Fund Dispositions

During 2016 and year-to-date 2017, the Company completed $230 million of dispositions on behalf of Funds III and IV. Of this amount, $58 million closed during the fourth quarter and $19 million closed in January 2017, as discussed below:

Cortlandt Town Center, Mohegan Lake, NY. As previously reported, in December 2016, Fund III successfully completed the sale of its remaining 35% interest in Cortlandt Town Center, a 641,000-square foot power center located in Westchester County, NY, for $58 million. This equates to a $165 million valuation for 100% of the property, compared to Fund III’s all-in cost basis of $95 million. In January 2009, Fund III acquired the property for $78 million. At the time, the property was 84% occupied, due to the bankruptcies of junior-anchors Linens ‘n Things and Levitz Furniture. During its 7.9-year hold period, Fund III successfully increased the property’s occupancy to 97%. In January 2016, the fund sold a 65% interest in this property to the same institutional investor at the same pricing. Fund III has now realized a 43% IRR and 3.5x multiple on its total equity investment in this asset.

2819 Kennedy Blvd, North Bergen, NJ. In January 2017, Fund IV, in partnership with MCB Real Estate, completed the sale of 2819 Kennedy Blvd, a 41,000-square foot retail property located in North Bergen, NJ, for $19 million. This compares to an all-in cost basis of $13 million. In June 2013, the fund acquired the owner-occupied property from Toys R Us, who, as planned, vacated the site. During its 3.7-year hold period, the fund completed a façade renovation and re-anchored the big box with Aldi and Crunch Fitness. This sale generated a 21% IRR and 2.5x multiple on the fund’s equity investment.

Fund III Promote

During 2016, Fund III generated approximately $10 million ($0.13 per share) of net promote income for the Company; of this amount, approximately $3.4 million ($0.04 per share) was generated during the fourth quarter.

ACQUISITION DRY POWDER

Fund V

As previously announced, Acadia has approximately $1.5 billion of buying power, on a leveraged basis, through its newly-raised Fund V. This fund, which raised $520 million of total capital commitments during 2016, is the fifth in a series of institutional funds dedicated to making opportunistic and value-add investments in retail real estate.

Core Acquisition Matchfunding & Balance Sheet

No new equity was issued during the fourth quarter of 2016. During 2016, Acadia funded its acquisition activities by issuing $479 million of equity, net of related costs, via: (i) a third-quarter block trade ($172 million), (ii) its at-the-market (“ATM”) facility ($156 million), (iii) a public offering in April 2016 on a forward basis ($123 million, of which the final $93 million was settled during the fourth quarter in connection with the acquisition of 555 9th St), and (iv) issuance of operating-partnership units ($28 million). In the aggregate, this new capital was raised at an average gross price of $35.25 per unit/share ($34.72 per unit/share net of related costs).

By matchfunding acquisitions, the Company has maintained its solid, low-leveraged balance sheet. As of December 31, 2016, the Company’s net debt to EBITDA ratio for the Core Portfolio was 4.2x. Including its pro-rata share of Fund debt, the Company’s net debt to EBITDA ratio was 5.2x over the same period.

Core Portfolio OPERATIONS

Excluding redevelopment activities, same-property NOI in the Core Portfolio increased 3.7% for the quarter ended December 31, 2016, compared to 2015. For the full year 2016, same-property NOI increased 3.4%.

The Core Portfolio was 96.2% occupied and 96.3% leased as of December 31, 2016, compared to 96.3% occupied and 96.5% leased as of September 30, 2016. The leased rate includes space that is leased but not yet occupied.

During the quarter, the Company generated a 22.4% increase in average rents on a GAAP basis, and a 7.7% increase on a cash basis, on 17 new and renewal leases aggregating 91,000 square feet.

2017 Guidance

The Company forecasts that its 2017 annual EPS will range from $0.58 to $0.63 and 2017 FFO will range from $1.44 to $1.54 per share. These forecasts, and the comparable 2016 FFO, both presented below, are before any acquisition expenses and retirement charges:

	2017	2017	2016
Dollars in millions, except per share amounts	Low	High	Actual
Core and pro-rata share of Funds’ portfolio income	$142.0	$151.5	$125.9
Fund fee income, net of taxes	20.9	22.9	21.1
Other Fund and transactional income	0.5	0.5	10.4
General and administrative expenses	(32.5)	(33.0)	(31.0)
FFO attributable to Common Shareholders and Common OP Unit holders	$130.9	$141.9	$126.4
FFO per Common Share and Common OP Unit	$1.44	$1.54	$1.55

The following is a reconciliation of the calculation of forecasted earnings per diluted share and FFO per diluted share:

Guidance Range for 2017	Low	High
Earnings per share	$0.58	$0.63
Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests’ share)	0.99	1.01
Gain on disposition of properties	(0.12)	(0.08)
Noncontrolling interest in Operating Partnership	(0.01)	(0.02)
FFO per Common Share and Common OP Unit	$1.44	$1.54

Excluding redevelopment activities, the Company is assuming an increase in Core Portfolio same-property NOI of 0.0% to 2.0%. Our same-property NOI assumes the recapture and resulting downtime of nearly 300 BPS of occupancy in our street retail portfolio, which we expect to release at strong leasing spreads throughout 2017 and into 2018 resulting in same-property NOI growth consistent with our historical norms.

Management will discuss its 2017 earnings guidance and related assumptions in further detail on its scheduled year-end investor conference call.

Conference Call

Management will conduct a conference call on Wednesday, February 15, 2017 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:    Wednesday, February 15, 2017
Time:    12:00 PM ET
Dial#:    844-309-6711
Passcode:    “Acadia Realty” or “46673096”
Webcast (Listen-only):    www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:
Dial#:    855-859-2056
Passcode:    “46673096#”
Available Through:    Wednesday, February 22, 2017

Webcast Replay:    www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - core and fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 19, 2016 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses; (xii) information technology security threats and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended December 31,		For the Years ended December 31,
Revenues	2016	2015	2016	2015

Rental income	$ 43,328	$ 39,939	$ 152,814	$ 158,632
Expense reimbursements	9,362	10,395	32,282	36,306
Other income	1,431	952	4,843	4,125
Total revenues	54,121	51,286	189,939	199,063
Operating expenses
Depreciation and amortization	23,267	15,729	70,011	60,751
General and administrative	9,906	7,228	40,648	30,368
Real estate taxes	7,630	6,520	25,630	25,384
Property operating	8,547	8,192	24,244	28,423
Other operating	3,423	1,560	7,517	4,675
Impairment of asset	—	—	—	5,000
Total operating expenses	52,773	39,229	168,050	154,601
Operating income	1,348	12,057	21,889	44,462
Equity in earnings of unconsolidated affiliates	35,857	1,093	39,449	37,330
Interest income	6,531	3,482	25,829	16,603
Interest expense	(9,728)	(9,033)	(34,645)	(37,297)
Other	—	—	—	1,596
Income from continuing operations before income taxes	34,008	7,599	52,522	62,694
Income tax benefit (provision)	228	272	105	(1,787)
Income from continuing operations before gain on disposition of properties	34,236	7,871	52,627	60,907
Gain on disposition of properties, net of tax	—	—	81,965	89,063
Net income	34,236	7,871	134,592	149,970
(Income) loss attributable to noncontrolling interests:
Continuing operations	(14,415)	1,019	(61,816)	(84,262)
Discontinued operations	—	—	—	—
Net (income) loss attributable to noncontrolling interests	(14,415)	1,019	(61,816)	(84,262)
Net income attributable to Acadia	$ 19,821	$ 8,890	$ 72,776	$ 65,708

Income from continuing operations attributable to
Acadia	$ 19,821	$ 8,890	$ 72,776	$ 65,708
Income from discontinued operations
attributable to Acadia	—	—	—	—
Net income attributable to Acadia	19,821	8,890	72,776	65,708

Less: Net Income attributable to participating securities	(194)	(120)	(793)	(931)
Net Income attributable to Acadia - basic	$ 19,627	$ 8,770	$ 71,983	$ 64,777
Weighted average shares for diluted earnings per share	82,728	69,330	76,244	68,870
Net Earnings per share - basic and diluted	$ 0.24	$ 0.13	$ 0.94	$ 0.94

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations1,3
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended December 31,		For the Years ended December 31,
	2016	2015	2016	2015

Net income attributable to Acadia	$ 19,821	$ 8,890	$ 72,776	$ 65,708

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):	21,666	14,463	67,446	52,013
Impairment of asset (net of noncontrolling interests’ share):	—	—	—	1,111
(Gain) loss on disposition (net of noncontrolling interests’ share):	(8,897)	1,496	(28,154)	(11,114)
Income attributable to noncontrolling interests’ in
Operating Partnership	1,102	516	4,442	3,811
Distributions - Preferred OP Units	143	13	560	31
Funds from operations attributable to Common Shareholders and
Common OP Unit holders	$ 33,835	$ 25,378	$ 117,070	$ 111,560
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units[4]	87,739	73,521	81,250	73,067
Funds from operations, per Common Share and Common OP Unit	$ 0.39	$ 0.35	$ 1.44	$ 1.53

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Operating Income to Net Property Operating Income (“NOI”)1
(dollars in thousands)

	For the Quarters ended December 31,		For the Years ended December 31,
	2016	2015	2016	2015

Operating income	$ 1,348	$ 12,057	$ 21,889	$ 44,462

Add back:
General and administrative	9,906	7,228	40,648	30,368
Depreciation and amortization	23,267	15,729	70,011	60,751
Impairment of asset	—	—	—	5,000
Less:
Above/below market rent, straight-line rent and other adjustments	565	(1,604)	(5,313)	(8,192)

Consolidated NOI	35,086	33,410	127,235	132,389

Noncontrolling interest in NOI	(5,278)	(8,211)	(20,872)	(34,675)
Pro-rata share of NOI [5]	29,808	25,199	106,363	97,714
Operating Partnerships’ interest in Opportunity Funds	(1,536)	(1,444)	(4,981)	(5,767)
Operating Partnerships’ share of unconsolidated joint ventures *	4,721	2,613	16,547	10,382
NOI - Core Portfolio	$ 32,993	$ 26,368	$ 117,929	$ 102,329

Note:
* Does not include share of unconsolidated joint ventures within Opportunity Funds

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets1
(dollars in thousands)

	As of
	December 31, 2016	December 31, 2015
ASSETS
Investments in real estate, at cost
Land	$ 693,252	$ 514,120
Buildings and improvements	2,048,508	1,593,350
Construction in progress	19,789	19,239
Properties under capital lease	76,965	—
	2,838,514	2,126,709
Less: accumulated depreciation	287,066	298,703
Operating real estate, net	2,551,448	1,828,006
Real estate under development, at cost	543,486	609,574
Net investments in real estate	3,094,934	2,437,580
Notes receivable	276,163	147,188
Investments in and advances to unconsolidated affiliates	272,028	173,277
Cash and cash equivalents	71,805	72,776
Restricted cash	22,904	37,284
Rents receivable, net	43,842	40,425
Other assets, net	192,786	123,789
Assets of discontinued operations and properties held for sale	21,498	—
Total assets	$ 3,995,960	$ 3,032,319

LIABILITIES
Mortgage and other notes payable, net	$ 1,055,728	$ 1,050,051
Unsecured notes payable, net	432,990	287,755
Unsecured lines of credit	—	20,800
Distributions in excess of income from, and investments in, unconsolidated affiliates	13,691	13,244
Accounts payable and other liabilities	208,672	101,563
Capital lease obligations	70,129	—
Dividends and distributions payable	36,625	37,552
Total liabilities	1,817,835	1,510,965

EQUITY
Acadia shareholders’ Equity
Common shares, $.001 par value, authorized 100,000,000 shares; issued and outstanding 83,597,741 and 70,258,415 shares, respectively	84	70
Additional paid-in capital	1,594,926	1,092,239
Accumulated other comprehensive loss	(798)	(4,463)
(Distributions in excess of accumulated earnings) retained earnings	(5,635)	12,642
Total Acadia shareholders’ equity	1,588,577	1,100,488
Noncontrolling interests	589,548	420,866
Total equity	2,178,125	1,521,354
Total liabilities and equity	$ 3,995,960	$ 3,032,319

ACADIA REALTY TRUST AND SUBSIDIARIES

(dollars and Common Shares in thousands, except per share data)

Notes to Financial Highlights:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 4,474 and 3,882 OP Units into Common Shares for the quarters ended December 31, 2016 and 2015, respectively and 4,435 and 3,895 OP Units into Common Shares for the years ended December 31, 2016 and 2015, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 424 and 25 Common Shares for each of the quarters ended December 31, 2016 and 2015, respectively and 433 and 25 Preferred OP Units into Common Shares for the years ended December 31, 2016 and 2015, respectively. In addition, diluted FFO also includes the effect of 112 and 286 employee share options, restricted share units and LTIP units for the quarters ended December 31, 2016 and 2015, respectively and 151 and 297 employee share options, restricted share units and LTIP units for the years ended December 31, 2016 and 2015, respectively.

5 The Pro-rata portion share of NOI is based upon our stated ownership percentages in each operating agreement.